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                                                                    Exhibit 23.1



                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of U.S. Bancorp for the registration of Senior Notes, Subordinated Notes, Junior Subordinated Debt Securities, Preferred Stock, Depositary Shares, Debt Warrants, Capital Securities of USB Capital III, IV, and V and Guarantees of Capital Securities of USB Capital III, IV, and V by U.S. Bancorp and to the incorporation by reference therein of our report dated January 20, 1999, with respect to the consolidated financial statements of U.S. Bancorp included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



Minneapolis, Minnesota
July 20, 1999